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                                                                    EXHIBIT 99.1

         KRAMONT COMPLETES ACQUISITION OF VILLAGE WEST SHOPPING CENTER,
                            ALLENTOWN, PENNSYLVANIA

PLYMOUTH MEETING, PA, JANUARY 2, 2002 -- Kramont Realty Trust (NYSE:KRT), a neighborhood and community shopping center real estate investment trust today reported it completed the previously announced acquisition of the Village West Shopping Center, Allentown, Pennsylvania, on December 27, 2001.

The $18.9 million acquisition of the center involved an exchange of partnership interest in Cedar Crest Associates L.P., which owned Village West, for operating partnership units of Kramont Operating Partnership, and the assumption of debt.

"Village West meets all of our stringent acquisition criteria, becoming immediately accretive to Funds From Operations beginning in 2002, offering the potential for increased profitability, and being tenanted by strong retailers," Louis P. Meshon, Sr., president and chief executive officer of Kramont Realty Trust, said.

Village West is a fully leased, 133,611 square foot supermarket anchored shopping center. Some of the retailers include a newly renovated Giant Supermarket, Outback Steakhouse, Blockbuster Video, Dollar Tree, First Union Bank, GNC and a freestanding CVS.

Kramont Realty Trust is a self-administered, self-managed equity real estate investment trust specializing in neighborhood and community shopping center acquisition, leasing, development and management. The company owns, operates, manages and has under development 87 properties encompassing approximately 11.6 million square feet of leasable space in 16 states. Detailed information about Kramont Realty Trust and its properties can be found on its World Wide Web site at http://www.kramont.com

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933, as amended. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Risks and other factors that might cause such a difference include, but are not limited to, the effect of economic and market conditions; risks that the Company's acquisition and development projects will fail to perform as expected; cost overruns and delays on expansion and development projects; financing risks, such as the inability to obtain debt or equity financings on favorable terms; the level and volatility of interest rates; loss or bankruptcy of one or more of the Company's major retail tenants; failure of the Company's properties to generate additional income to offset increases in operating expenses and loss of interest income and failure to consummate a strategic transaction, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

Contact: Louis P. Meshon, Sr.
(610) 825-7100
lmeshonsr@kramont.com